Exhibit 10.05

2024 DIRECTOR COMPENSATION POLICY

Effective as of January 1, 2024

PURPOSE:

The Director Compensation Policy (“Policy”) establishes meeting fees that the Federal Home Loan Bank of New York (“FHLBNY”) will pay to the Board of Directors (collectively, the “Board”; each member individually or severally, the “Directors”) of the FHLBNY and also sets forth the types of Director expenses that may be reimbursed. The activities referred to in this Policy are those as to which the Board believes Director attendance is necessary and appropriate and which may be compensated.  The Policy has been prepared in accordance with Section 7 of the Federal Home Loan Bank Act (“Bank Act”) and the regulations of the Federal Housing Finance Agency (“FHFA”) regarding Director compensation and expenses.

I.2024 DIRECTOR FEES

A.Board Chairman

The maximum fee opportunity for 2024 for the Chair of the Board shall be $156,100.

B.Board Vice Chairman

The maximum fee opportunity for 2024 for the Vice Chair of the Board shall be $138,600.

C.Committee Chairs

The maximum fee opportunity for 2024 for a Director serving as a Committee Chair shall be $130,000; however, such Director shall not receive any additional fee opportunity if he or she serves as Chair of more than one Committee.  The Board Chair and Board Vice Chair shall not receive any additional fee opportunity for serving as a Chair of one or more Board Committees.

D.Other Directors

The maximum fee opportunity for 2024 for Directors other than the Chair, the Vice Chair, and the Committee Chairs shall be $123,000.

E.Payments and Attendance

Each Director shall be paid an amount equal to approximately one-eighth of such Director’s maximum fee opportunity as described above for each Board meeting that is attended by said Director in 2024. This formulation is based on nine scheduled Board meetings in 2024. In addition, although attendance is expected at all Board meetings as per the FHLBNY’s Corporate Governance Guidelines, this formulation allows for one absence.  Such fees are to be paid on a quarterly basis in arrears.

FEDERAL HOME LOAN BANK OF NEW YORK • 101 PARK AVENUE • NEW YORK, NY 10178 • T: 212.681.6000 • WWW.FHLBNY.COM

Attendance at meetings by telephonic or video conference means shall be deemed acceptable for purposes of receiving compensation.

Directors may, in their sole discretion, elect to not receive meeting fees by notifying the Corporate Secretary.

F.Payments and Performance

Payments to Directors may be reduced in the sole judgment of the Board Chair if the Chair determines such director’s Board performance to be significantly deficient.  The Board’s Corporate Governance and External Affairs Committee is authorized to, by a majority vote, make similar decisions pertaining to the performance of the Board Chair.

G.	Fees Pertaining to Leadership Roles Relating to the Council of Home Loan Banks

In addition to the above compensation, a Director who serves as Chair of the Council of Federal Home Loan Banks or who serves as Chair of the Bank Directors Committee of the Council of Federal Home Loan Banks will receive a $10,000 stipend per year of service.  The stipend will be paid through quarterly payments of $2,500.

II.2024 DIRECTOR EXPENSES

A.	General Reimbursement Principles
1.

Directors may be reimbursed for reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties only as specified in the FHLBNY’s current policy covering the reimbursement of travel and other business-related items incurred by Directors.  However, under no circumstances shall Directors be reimbursed for gift or entertainment expenses.  (The principles in this Section II pertaining to permitted reimbursements shall also apply to those expenses paid for directly by the Bank to vendors and allocated to individuals in accordance with FHFA directives or guidance which may be issued from time to time.)

B.Board and Board Committee Meetings

1.	Reimbursement of reasonable expenses may be provided to Directors in connection with attendance at Board and Committee meetings as established herein.

C.Stockholders’ Meetings

1.	Reimbursement of reasonable expenses incurred by Directors attending FHLBNY stockholders’ meetings is permitted

D.Industry Meetings

1.

Reimbursement of Independent Directors' expenses incurred while attending industry meetings or annual conventions of trade associations on a national level is permitted provided that a specific objective has been identified and that

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attendance has been specifically pre-approved by the Board of Directors.  Independent Directors attending industry events on behalf of the FHLBNY should register and identify themselves as Directors of the FHLBNY.

2.

Reimbursement of Member Directors’ expenses incurred while in attendance at industry meetings or annual conventions of trade associations on a national level is not permissible, unless such attendance is incidental to a FHLBNY Board or Committee meeting.

E.Meetings Called by the Federal Housing Finance Agency

1.	Reimbursement of reasonable expenses may be provided to all Directors participating in any meetings called by the FHFA.

F.Other Bank System Meetings

1.

Reimbursement of reasonable expenses may be provided to all Directors who are invited to attend meetings of Federal Home Loan Bank System committees; Federal Home Loan Bank System director orientation meetings; and meetings of the Council of Federal Home Loan Banks and Council committees (e.g., the Bank Directors Committee).

G.Expenses of Spouses/Guests

1.	Expenses incurred by a Director's spouse/guest while accompanying the Director to a meeting will not be reimbursed.

III.PROCEDURES AND ADMINISTRATIVE MATTERS

A.	Directors’ requests for reimbursement should be submitted to the Office of the Corporate Secretary within 60 days of incurring the reimbursable item(s).
B.	Payment for and reimbursement of allowable business expenses of the Directors will require the approval of the Corporate Secretary or such officers designated by the Corporate Secretary.
C.

Meetings of the Board and Committees thereof should usually be held within the district served by the FHLBNY.  Under no circumstances shall such meetings be held in any location that is not within the district without prior approval of the Board. FHFA regulations prohibit any meetings of the Board of Directors (including committee, planning, or other business meetings) to be held outside the United States or its possessions and territories.

IV.DIRECTOR COMPENSATION PHILOSOPHY

In determining the appropriate and reasonable fee opportunities available to FHLBNY Directors for 2024 as described herein, the Board has taken into consideration the following factors:

●	the desire to attract and retain highly qualified and skilled individuals in order to help guide a complex and highly-regulated financial institution that is subject to a variety of financial, reputational and other risks;

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●	the highly competitive environment for talent in the New York City metropolitan area -- a center of world finance in which stock exchanges, securities companies and other sophisticated financial institutions are located (and in this regard, we note that Directors are required to be sourced from within the District and the pay rate should reflect the local market);
●	the demands of the Director position, including the time and effort that Directors must devote to FHLBNY and Board business as the Board meets more frequently than many public company boards;
●	the FHLBNY must pay competitive director compensation in order to attract and retain diverse board members who often have several opportunities to join other boards;
●	the overall performance of the FHLBNY, an institution that is a Federal Home Loan Bank System leader, a strong financial performer, a reliable source of liquidity for its customers, and a provider of a consistent dividend -- and an institution which wishes to maintain this performance; and
●	Director compensation surveys performed over time by outside compensation consulting firms, most recently in 2023 -- surveys which have provided the Directors with the ability to compare Director compensation opportunities with compensation opportunities available at other institutions.

The Board will review the issue of appropriate and reasonable Director fee opportunities on an annual basis.

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